Exhibit 2.7

STOCK PURCHASE AGREEMENT

among

REGIONS BANK

“Purchaser,”

ENCORE TRUST COMPANY, NATIONAL ASSOCIATION

“Encore Trust”

and

RF TRUST COMPANY, INC.

“Company”

Dated as of June 28, 2006

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF COMPANY COMMON STOCK		1

1.1	PURCHASE AND SALE OF COMPANY COMMON STOCK.	1
1.2	PURCHASE CONSIDERATION.	2
1.3	POST-CLOSING ADJUSTMENTS.	2
1.4	CONTINGENT PURCHASE PRICE.	3

ARTICLE 2 PROCEDURE FOR CLOSING		4

2.1	TIME AND PLACE OF CLOSING.	4
2.2	TRANSACTIONS AT THE CLOSING.	4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY		4

3.1	ORGANIZATION AND QUALIFICATION.	4
3.2	AUTHORITY.	5
3.3	FINANCIAL STATEMENTS.	6
3.4	OWNERSHIP OF SHARES AND BUSINESS ASSETS.	6
3.5	ACCOUNTS RECEIVABLE.	7
3.6	PERSONAL PROPERTY.	7
3.7	ABSENCE OF UNDISCLOSED LIABILITIES.	7
3.8	CONTRACTS.	8
3.9	COMMON TRUST FUNDS	9
3.10	INTELLECTUAL PROPERTY.	9
3.11	LEASED REAL PROPERTY.	10
3.12	ENVIRONMENTAL MATTERS.	10
3.13	LITIGATION.	11
3.14	ABSENCE OF CHANGES.	11
3.15	INSURANCE.	11
3.16	LABOR MATTERS.	11
3.17	EMPLOYEE BENEFIT PLANS.	12
3.18	TAXES.	13
3.19	COMPLIANCE WITH LAWS; PERMITS AND ORDERS.	14
3.20	PRIVACY OF CUSTOMER INFORMATION.	14
3.21	UNCLAIMED OR ABANDONED PROPERTY; ESCHEAT.	15
3.22	GOVERNMENTAL APPROVAL AND CONSENTS.	15
3.23	THIRD PARTY CONSENTS.	15
3.24	BROKERS AND FINDERS.	15
3.25	ADHERENCE TO INVESTMENT POLICIES AND RESTRICTIONS.	15
3.26	CHANGE IN BUSINESS RELATIONSHIP.	16
3.27	CORRECTNESS OF REPRESENTATIONS.	16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		16

4.1	ORGANIZATION AND QUALIFICATION.	16
4.2	AUTHORITY.	16
4.3	LITIGATION.	17
4.4	GOVERNMENTAL APPROVAL AND CONSENTS.	17

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4.5	BROKERS AND FINDERS.	17
4.6	FINANCING.	17
4.7	CORRECTNESS OF REPRESENTATIONS.	17

ARTICLE 5 COVENANTS OF SELLER AND COMPANY		17

5.1	ACCESS AND INFORMATION.	17
5.2	CONDUCT OF BUSINESS PRIOR TO CLOSING.	18
5.3	CONTRIBUTION TO COMPANY.	18
5.4	CERTAIN ACTS PROHIBITED.	19
5.5	OTHER TRANSACTIONS.	19
5.6	NOTIFICATION OF CHANGES; SUPPLEMENTAL DISCLOSURE.	19
5.7	REQUIRED APPROVALS.	20
5.8	CONSENTS.	20
5.9	NAMES.	20
5.10	TAX MATTERS.	21
5.11	RESIGNATION OF DIRECTORS AND OFFICERS.	21

ARTICLE 6 MUTUAL COVENANTS		21

6.1	FURTHER MUTUAL COVENANTS.	21

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		21

7.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES.	21
7.2	COMPLIANCE BY SELLER AND COMPANY.	22
7.3	NO INJUNCTION; ETC.	22
7.4	CONSENTS; AUTHORIZATIONS; APPROVAL OF LEGAL MATTERS.	22
7.5	CONSUMMATION OF TRANSFER AGREEMENTS.	22
7.6	INSTRUMENTS OF TRANSFER.	22
7.7	CERTIFIED RESOLUTIONS.	23
7.8	BASIC CORPORATE DOCUMENTS.	23
7.9	PURCHASE DOCUMENTS.	23
7.10	NO MATERIAL ADVERSE CHANGE.	23
7.11	EMPLOYMENT AGREEMENTS.	23
7.12	ESTIMATED WORKING CAPITAL.	24
7.13	TRANSITION SERVICE AGREEMENT.	24
7.14	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.	24

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		24

8.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES.	24
8.2	COMPLIANCE BY PURCHASER.	24
8.3	NO INJUNCTION; ETC.	25
8.4	PURCHASE DOCUMENTS.	25

ARTICLE 9 POST CLOSING MATTERS		25

9.1	EMPLOYMENT OF EMPLOYEES.	25
9.2	NON-SOLICITATION.	25
9.3	DELIVERY OF BOOKS AND RECORDS.	26
9.4	PURCHASER’S BENEFIT PLANS.	26

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9.5	DISCHARGE OF BUSINESS OBLIGATIONS.	26
9.6	PAYMENTS RECEIVED.	26
9.7	COVENANT NOT TO COMPETE.	26
9.8	FURTHER ASSURANCES.	27

ARTICLE 10 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS		27

10.1	CONFIDENTIALITY.	27
10.2	PUBLIC ANNOUNCEMENTS.	27

ARTICLE 11 TERMINATION		28

11.1	TERMINATION.	28
11.2	EFFECT OF TERMINATION.	28

ARTICLE 12 INDEMNIFICATION		28

12.1	AGREEMENT OF SELLER TO INDEMNIFY.	28
12.2	AGREEMENT OF PURCHASER TO INDEMNIFY.	29
12.3	PROCEDURES FOR INDEMNIFICATION.	29
12.4	DEFENSE OF THIRD PARTY CLAIMS.	30
12.5	SETTLEMENT OF THIRD PARTY CLAIMS.	30
12.6	DURATION.	30
12.7	LIMITATIONS.	31
12.8	INSURANCE.	31

ARTICLE 13 GENERAL PROVISIONS		31

13.1	ARBITRATION.	31
13.2	FEES AND EXPENSES.	32
13.3	NOTICES.	33
13.4	ASSIGNMENT	34
13.5	NO BENEFIT TO OTHERS.	34
13.6	HEADINGS AND GENDER; CONSTRUCTION; INTERPRETATION.	34
13.7	COUNTERPARTS.	34
13.8	INTEGRATION OF AGREEMENT.	35
13.9	TIME OF ESSENCE.	35
13.10	GOVERNING LAW.	35
13.11	PARTIAL INVALIDITY.	35

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TABLE OF EXHIBITS

Exhibit	Description
A	Definitions
B	Agreement and Plan of Merger and Reorganization
C	Purchase and Contribution Agreement
D	Form of Employment Agreement
E	Form of Transition Services Agreement

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SCHEDULES

Schedule 1.3(a) Statement of Estimated Working Capital
Schedule 1.4 Closing Date Clients.
Schedule 3.1(a) Seller Licensed Jurisdictions
Schedule 3.1(b) Company Licensed Jurisdictions
Schedule 3.3 Financial Statements
Schedule 3.6(a) Equipment and Personal Property
Schedule 3.6(b) Equipment and Personal Property Liens
Schedule 3.6(c) Leased Vehicles, Equipment and Personal Property
Schedule 3.8(a) Contracts
Schedule 3.9(a) Trust Instruments Relating to Each of the Common Trust Funds
Schedule 3.10 Seller Intellectual Property
Schedule 3.11(b) Leased Real Property
Schedule 3.13 Litigation Matters
Schedule 3.14 Absence of Changes
Schedule 3.16(b) Employee Health and Safety Violations
Schedule 3.17(a) Employee Benefit Plans
Schedule 3.17(b) Employee Benefit Plans
Schedule 3.17(f) Employee Benefit Plans—Multi-Employer Plans
Schedule 3.18(h) Intercompany Transactions
Schedule 3.18(i) Litigation Taxes
Schedule 3.19 Permits
Schedule 3.21 Unclaimed or Abandoned Property
Schedule 5.3(a) Assumed Liabilities
Schedule 7.11 Employees
Schedule 9.1 Hired Employees

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 28, 2006, among Regions Bank, an Alabama chartered commercial bank (“Purchaser”), Encore Trust Company, National Association, a national trust association limited to trust powers (“Encore Trust” or “Seller”), and RF Trust Company, Inc., an Alabama trust company (“Company”).

Encore Trust is engaged in the business of, among other things, providing fiduciary, trust and investment advisory services for Clients that have requested Encore Trust to provide such services with respect to funeral and pre-need assets provided to Encore Trust by such Clients on behalf of such Client’s customers (the “Business”).

Seller has previously contributed to Company substantially all of the assets, properties and rights used in the operation of the Business through the Purchase and Contribution Agreement and the Agreement and Plan of Merger and Reorganization, (collectively, the “Transfer Agreements” ) between Seller and the Company.

Seller desires to sell and Purchaser desires to acquire the Business, its operations, and substantially all of the assets of Seller and Company used therein, including the common trust funds of the Business (the “Common Trust Funds”) and to effect such transaction in a manner such that no tax is imposed on the customers of the Business.

Seller and Purchaser desire to effect the sale by Encore Trust and acquisition by Purchaser of the Business pursuant to the following transactions, each occurring simultaneously on the Closing Date: (i) Seller will contribute to Company, pursuant to the Purchase and Contribution Agreement attached hereto as Exhibit B, all of the assets, properties and rights relating to the Non-SCI Clients set forth in Schedule 1.4 and the related performance obligations under the applicable Trust Instruments and (ii) Seller will sell and Purchaser will purchase all of the Shares of Company pursuant to this Agreement on the Closing Date. Notwithstanding the foregoing, Encore Trust has validly conveyed and transferred the Common Trust Funds of the Business to Company prior to the date of this Agreement pursuant to the Agreement and Plan of Merger and Reorganization.

Certain capitalized terms used in this Agreement are defined in Exhibit A of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 PURCHASE AND SALE OF COMPANY COMMON STOCK

1.1 Purchase and Sale of Company Common Stock.

On and subject to the terms and conditions of this Agreement, at the Closing, Encore Trust shall sell and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Encore Trust, all of the right, title, and interest of Encore Trust in and to the Shares.

1.2 Purchase Consideration. The consideration to be paid by Purchaser to Seller for the Shares shall consist of:

(a) cash in an amount equal to Two Million Four Hundred Dollars ($2,400,000.00); and

(b) cash in an amount as determined, and paid, in accordance with Section 1.4 below (the “Contingent Purchase Price”);

in each case subject to post-Closing adjustment as provided in Section 1.3 hereof. The aggregate amount paid to Seller under this Section 1.2, as adjusted, is referred to in this Agreement as the “Final Purchase Price”.

1.3 Post-Closing Adjustments.

(a) Statement of Working Capital.

Seller shall deliver to Purchaser on the second Business Day prior to the scheduled Closing Date a certificate of an authorized officer of Seller setting forth Seller’s reasonable estimate of the current assets and the current liabilities, including accrued but unpaid liabilities such as employee compensation and rent expense, of the Business as of the Closing Date (the “Statement of Estimated Working Capital”). The Statement of Estimated Working Capital will exclude the Assumed Liabilities. The Statement of Estimated Working Capital shall be prepared consistent with GAAP and in the form of Schedule 1.3(a) hereto (including the line items set forth on such Schedule).

Purchaser shall deliver to Seller, within forty-five (45) days, an updated Statement of Working Capital of the Business as of the Closing Date (the “Closing Date Statement of Working Capital”), including substantially the same line items as were included in the Statement of Estimated Working Capital. The trustee fees included in the Closing Date Working Capital Statement shall separately identify the amount of each trustee fee and the portions thereof that are in respect of services billed in advance and services billed in arrears.

Seller may dispute the Closing Date Working Capital Statement in accordance with the procedures described in Section 1.3(c) below.

(b) Purchase Price Adjustment.

Company must have sufficient unrestricted cash and current assets at the Effective Time to pay all liabilities reflected on the Closing Date Statement of Working Capital. If Company’s unrestricted cash and current assets at the Effective Time are less than the liabilities reflected on the Closing Date Statement of Working Capital, Seller shall pay to Purchaser in cash the shortfall amount. If Company’s unrestricted cash and current assets at the Effective Time exceed the liabilities reflected on the Closing Date Statement of Accrued Liabilities, the Purchaser shall pay to Seller in cash the excess amount.

Any amounts paid to Seller pursuant to this Section 1.3(b) shall be treated for all purposes as additional Final Purchase Price, and any amounts paid to Purchaser pursuant to this Section 1.3(b) shall be treated for all purposes as a reduction to the Final Purchase Price.

(c) Disputes as to Purchase Price Adjustments. Unless the Seller delivers to Purchaser, within fifteen (15) calendar days of the delivery of the Closing Date Statement of Working Capital, written notice of Seller’s disagreement therewith, the Closing Date Statement of Working Capital shall, absent fraud, bad faith, willful misconduct or manifest error in the preparation thereof, be final, binding and conclusive on the parties for purposes of calculating the corresponding Purchase Price Adjustments. Any notice delivered by Seller pursuant to the preceding sentence must state with reasonable specificity the reasons for Seller’s disagreement and identify with specificity the items and amounts in dispute. Upon delivery of such notice of disagreement, Purchaser and Seller shall attempt to resolve such disagreement through negotiations between them. If Purchaser and Seller do not agree upon the respective Purchase Price Adjustment within fifteen (15) calendar days of delivery of such notice of disagreement by Seller, then Purchaser and Seller shall promptly engage to resolve the dispute a nationally recognized firm of independent accountants mutually acceptable to Purchaser and Seller. The engagement agreement with the independent accountants shall require the independent accountants to resolve the dispute within ninety (90) calendar days of the engagement. Absent fraud or manifest error, the independent accountants’ decision shall be final, binding and conclusive upon the parties hereto. Seller, on the one hand, and Purchaser, on the other, shall share equally the fees and expenses of the independent accountants.

(d) Payment of Purchase Price Adjustments. Any Purchase Price adjustments payable pursuant to this Section 1.3 shall, except as otherwise expressly provided in this Section 1.3, be paid to the applicable party promptly after the final determination pursuant to this Section 1.3 of the amount of such payment, by wire transfer of immediately available funds of the amount of such adjustment.

1.4 Contingent Purchase Price.

(a) Purchaser shall pay to Encore Trust a Contingent Purchase Price based on the Trustee Fees paid to Purchaser pursuant to the Trust Instruments between Purchaser and those Non-SCI Clients of the Business who were Non-SCI Clients of the Business as of the date hereof, as set forth on Schedule 1.4 (the “Closing Date Clients”). “Non-SCI Client Trustee Fees” shall mean the Trustee Fees paid by the Closing Date Clients for the services rendered pursuant to the Trust Instruments in each period listed below. The amount of the Contingent Purchase Price shall equal the sum of:

(i) one-third (1/3) of the Non-SCI Client Trustee Fees for the year beginning on July 1, 2006 and ending on June 30, 2007 (the “2006 Contingent Amount”);

(ii) one third (1/3) of the Non-SCI Client Trustee Fees for the year beginning on July 1, 2007 and ending on June 30, 2008 (the “2007 Contingent Amount”); and

(iii) one-third (1/3) of the Non-SCI Client Trustee Fees for the year beginning on July 1, 2008 and ending on June 30, 2009 (the “2008 Contingent Amount”).

(b) Purchaser shall calculate and report each of the 2006 Contingent Amount, the 2007 Contingent Amount and the 2008 Contingent Amount within 90 days after the end of each calculation period, respectively. The Purchaser shall give Seller notice of the results within 15 days of such determination, and shall provide Seller reasonable access to supporting accounting documents. Purchaser shall make the applicable Contingent Amount payment to Seller on or before each of October 15, 2007, 2008 and 2009, respectively. In the event Seller disputes any of Purchaser’s Contingent Amount determinations, then the Parties will follow the dispute resolution procedures set forth in Section 1.3(c) above. The Parties agree and acknowledge that Seller and Encore Bancshares, Inc. (“Parent”) have agreed to indemnify Purchaser as set forth in Article 12 hereof, and the Parties further agree and acknowledge that Purchaser shall have the right to set off any payment of Contingent Purchase Price to Seller to satisfy Seller’s and Parent’s indemnification obligations pursuant to such Article.

ARTICLE 2 PROCEDURE FOR CLOSING

2.1 Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, Georgia 30309 as soon as possible, but in no event later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7 and Article 8 to the extent such conditions are capable of being satisfied at or prior to the Closing, commencing at 10:00 A.M. local time, or at such other time and place as the Parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be effective as of 12:01 A.M. local time on the Closing Date (the “Effective Time”).

2.2 Transactions at the Closing.

At the Closing, each of the following shall be delivered:

(a) Seller shall deliver to Purchaser (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser, and (ii) the items set forth in Article 7. The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(b) Company shall deliver to Purchaser the items set forth in Article 7. The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(c) Purchaser shall deliver to Encore Trust (i) an amount via wire transfer equal to $2,400,000.00, as adjusted in a Cross Receipt to be executed by all Parties at Closing, in immediately available funds to an account designated by Seller, and (ii) the items set forth in Article 8. The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Seller and its counsel.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

OF SELLER AND COMPANY

Seller represents and warrants to Purchaser with respect to itself, Company and the Business, as applicable, that:

3.1 Organization and Qualification.

(a) Encore Trust is duly organized, validly existing, and in good standing under the Laws of the United States of America and each of Parent to the extent applicable. Schedule 3.1(a) sets forth a complete list of such jurisdictions where Encore Trust in connection with the Business is duly qualified, and to the extent applicable, authorized and licensed and in good standing.

(b) Company is duly organized, properly formed, validly existing, and in good standing and compliance with the Laws of the State of Alabama and Company is duly qualified and is in good standing as a foreign corporation in each of the jurisdictions where the character of the properties it owns, leases or operates, or the conduct of the Business requires such qualification, authorization or license, except where the failure to so qualify or license could not be reasonably expected to have a Material Adverse Effect. Schedule 3.1(b) sets forth a complete list of such jurisdictions where Company in connection with the Business is duly qualified, authorized and licensed and in good standing.

(c) On the date hereof, the authorized capital stock of Company consists of 1,000 shares of common stock, par value $0.01, of which 1,000 shares are issued and outstanding, and no shares of preferred stock. All of the issued and outstanding shares of capital stock of each class and series of Company on the date hereof are duly and validly issued and outstanding and are fully paid and nonassessable and were issued pursuant to a valid exemption from registration under the Securities Act and all applicable state securities laws. No shares of the capital stock of any class or series of Company are reserved for issuance. Company has no obligation to issue any additional shares of its capital stock of any class or series, or securities convertible into or exchangeable for shares of the capital stock of any class or series of Company. There are no outstanding rights to either demand registration of any shares of the capital stock of any class or series of Company under the Securities Act or to sell any shares of the capital stock of any class or series of Company in connection with such a registration. None of the outstanding shares of capital stock of any class or series of Company on the date hereof has been issued in violation of any preemptive rights of the current or past shareholders of Company. No Rights relating to the capital stock of any class or series of Company are issued or outstanding nor are there any agreements, written or oral, providing for the issuance of any Rights relating to the capital stock of any class or series of Company. Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business or Person.

(d) Encore Trust is the owner of all right, title and interest (legal and beneficial) in and to 100% of the issued and outstanding shares of capital stock of Company, free and clear of all Liens. On June 20, 2006, Encore Trust contributed $1,000,000.00 in cash to the Company and such capital is still a part of the Company’s capital and has not been the subject of a dividend or distribution. Upon delivery of certificates representing the Shares to be sold by Seller hereunder and payment therefor pursuant to this Agreement, good, valid and marketable title to such Shares, free and clear of all Liens, encumbrances, equities or claims, will be transferred to Purchaser.

3.2 Authority.

(a) Seller has full power and authority to enter into each of the Purchase Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Purchase Documents to which it is a party has been duly and validly authorized and approved by all necessary action on the part of Seller. Each of the Purchase Documents to which Seller is a party is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by Seller of any of the Purchase Documents, including the Transfer Agreements, to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) violate either of Seller’s Articles of Incorporation or Bylaws or organizational documents, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Seller or the Business is subject, or by which the Shares or any Business Assets may be bound, (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Seller or the Company or the Business is a Party or by which it, the Business or any of the Shares or Business Assets may be bound, or (iv) result in the creation of any Lien upon any of the Shares or any Business Assets, or increase or adversely affect the obligations of Seller or the Business or increase existing or create new Liabilities for the Business or Company.

(b) Company has full power and authority to enter into each of the Purchase Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of each of the Purchase Documents to which Company is a party has been duly and validly authorized and approved by all necessary action on the part of Company. Each of the Purchase Documents to which Company is a party is the legal, valid, and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by Company of any of the Purchase Documents , including the Transfer Agreements, to which Company is a party nor the consummation by Company of the transactions contemplated thereby will (i) violate Company’s Articles of Incorporation, Bylaws or organizational documents, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Company or the Business is subject, or by which the Shares or any Business Assets may be bound, (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Company or the Business is a Party or by which it, the Business or any of the Shares or Business Assets may be bound, or (iv) result in the creation of any Lien upon any of the Shares or any Business Assets, or increase or adversely affect the obligations of Company with respect to the Business or increase existing or create new Liabilities for Company with respect to the Business.

3.3 Financial Statements.

Attached as Schedule 3.3 are correct and complete copies of the Interim Balance Sheet and the Financial Statements. The Financial Statements have been prepared from the Books and Records of Encore Trust, and present fairly in accordance with GAAP the financial position and results of operation of the Business as at the dates and for the periods indicated. Neither Encore Trust nor Company has any Liabilities related to the Business which are not fully and adequately accrued or reserved against in the Interim Balance Sheet or the Financial Statements, other than Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet, none of which, either individually or in the aggregate, are material in amount. Seller has not received any advice or notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the Books and Records, any properties, assets, Liabilities, revenues, or expenses. The Financial Statements, with respect to the Business, do not contain any items of special or nonrecurring income, or other income not earned in the Ordinary Course of Business. The books, records, and accounts of Encore Trust maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of Encore Trust with respect to the Business.

3.4 Ownership of Shares and Business Assets.

The Business Assets include, and upon the purchase of the Shares by Purchaser, Purchaser will own or have the uncontested right to use, all rights, properties (including Seller Intellectual Property), interests in properties, and assets necessary to permit Purchaser to carry on the Business as presently conducted by Encore Trust and Company. The Equipment is individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted. As of the Closing and prior to the purchase of the Shares, Seller will have contributed to the Company all of the Business Assets, including the Non-SCI Assets.

Seller has, and pursuant to the Transfer Agreements and completion of the transactions contemplated hereby and thereby, Company will have at the Effective Time, good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or valid license to use, the Business Assets, subject to no Liens.

3.5 Accounts Receivable.

All Accounts Receivable shown on the Interim Balance Sheet represent, and the Accounts Receivable of the Business outstanding on the Closing Date will represent, sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto, and are not subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which adequate reserves have been established and are fully collectible to the extent not reserved for in the balance sheet on which they are shown.

3.6 Personal Property.

(a) Schedule 3.6(a) contains (i) a true and correct list of all Equipment (excluding items of Equipment having a value of less than $1,000 individually, or $5,000 in the aggregate) which is owned by Seller or Company and used in the Business; and (ii) a true and correct list of all other items of personal property (excluding items of other personal property having a value of less than $1,000 individually, or $5,000 in the aggregate) which is owned by Seller or Company and used in the Business.

(b) Seller or Company has good and transferable title to all of its owned Equipment and other items of owned personal property included among the Business Assets (whether or not disclosed in Schedule 3.6(a)) free and clear of all Liens, other than as disclosed on Schedule 3.6(b) , which shall be removed prior to Closing. Copies of all documents evidencing Liens disclosed on Schedule 3.6(b) are attached to that Schedule. Seller will convey all Equipment and other owned personal property included in the Business Assets to Company prior to the Effective Time and such conveyance will not cause a Default.

(c) Schedule 3.6(c) contains a list of all leases for vehicles, Equipment or other items of personal property (except miscellaneous leases having an aggregate value of remaining lease payments of less than $5,000) leased by Seller or Company and used in the Business. True and correct copies of each lease listed on Schedule 3.6(c) and any amendments, extensions, and renewals thereof have been provided to Purchaser. Each of the leases described on Schedule 3.6(c) is in full force and effect and there are no existing Defaults by Seller or Company or, to the knowledge of Seller or Company, any other party to such lease. No rights of Seller or Company under such leases have been assigned or otherwise transferred as security for any obligation of Seller or Company. Except as described on Schedule 3.6(c), all such leases are fully assignable without the consent of any Third Party, and all such leases shall be assigned to Company prior to the Effective Time.

3.7 Absence of Undisclosed Liabilities.

Company has no Undisclosed Liabilities. Seller has no Knowledge or any basis for, or the threat of, an assertion against Seller, Company, the Business or the Business Assets of any Undisclosed Liability, except for Liabilities incurred since the Interim Balance Sheet in the Ordinary Course of Business consistent with past practice, none of which are material. Prior to the contribution of the Assets and Assumed Liabilities pursuant to the Purchase and Contribution Agreement, Company will have no Liabilities and will have One Million Dollars ($1,000,000) in capital. The Assumed Liabilities are the only Liabilities of Company as of the date hereof and the Assumed Liabilities will be the only Liabilities of Company as of the Effective Time.

3.8 Contracts.

(a) Material Contracts; Defaults. Schedule 3.8(a) sets forth a true and correct list of all Contracts whereby Company is, or after the consummation of the Transfer Agreements will be, a party to, or is bound or affected by, or receives benefits, or has obligations, under:

(i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000 or any retention bonus;

(ii) any Contract relating to the borrowing of money by Company with respect to the Business or the guarantee by Company of any such obligation;

(iii) any Contract which prohibits or restricts Company or its employees from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person;

(iv) any Contract involving intellectual property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses);

(v) any Contract relating to the provision of data processing, network communication, or other technical services to or by Company or with respect to the Business;

(vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on the Financial Statements or any note thereto;

(vii) any Contract or series of related Contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $10,000 per annum or an aggregate of $25,000 over the term of the Contract and that is not cancelable without penalty or other additional payment upon notice of thirty (30) days or less;

(viii) any Contract (other than this Agreement and the Transfer Agreements) entered into other than in the Ordinary Course of Business;

(ix) any Contract (other than this Agreement and the Transfer Agreements) between Company and Seller or any Related Person of Seller (whether or not legally binding);

(x) any Contract entered into between Encore Trust, or its predecessor, and any Client;

(xi) any Advisory Agreement or any Contract with a Client; or

(xii) any other Contract not described in the preceding paragraphs (i) through (x) that, individually or together with all other Contracts not so described, are or are reasonably likely to be material to the business, operations, results of operations, or condition (financial or otherwise) of Company with respect to the Business.

(b) Seller has provided to Purchaser true and complete copies of each written Contract set forth above pursuant to this or any other Section, and a summary of all material terms of any oral Contract has been disclosed in the Schedule.

(c) All Contracts to which Company is, or after the consummation of the transactions contemplated in the Transfer Agreements will be, party are legal, valid, binding, in full force and effect and enforceable against Company and, to Seller’s and Company’s Knowledge, each other party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be likely to have or result in a Material Adverse Effect, or materially impair the ability of any Party to perform its respective obligations hereunder and under the other Purchase Documents.

(d) There does not exist under any Contract to which Seller or Company is party any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of Company or, to the Knowledge of Seller or Company, of any other Person.

(e) No Contract to which Seller or Company is party contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Purchase Documents.

(f) Neither Seller nor Company has granted any power of attorney affecting or with respect to Encore Trust, Company, the Business or the Business Assets.

3.9 Common Trust Funds

(a) Seller has provided Purchaser with copies of the Trust Instruments relating to each of the Common Trust Funds, as in effect on the date of this Agreement and Schedule 3.9(a) sets forth a complete and accurate list of such Trust Instruments.

(b) The merger of Encore Trust’s Common Trust Funds with the Common Trust Funds of Company was completed prior to the date of this Agreement. The merger of the Common Trust Funds was completed in conformity with the requirements of all Laws, including Section 1.584-4(a) of the Treasury Regulations implementing the Internal Revenue Code of 1986 (the “Code”) and all Contracts.

(c) Each of the Common Trust Funds is and has been managed in compliance with the terms of each Trust Instrument by which it is governed, in compliance with all of the rules and regulations of Section 584 of the Code, and there are no Defaults existing thereunder. Neither the execution and delivery by Seller or Company of the Purchase Documents nor the consummation of the transactions contemplated thereby will conflict with, result in a breach of, or constitute a Default under any of the Common Trust Funds or related Contracts.

3.10 Intellectual Property.

Seller has set forth in Schedule 3.10 all copyrights, patents, computer software (including proprietary models, or formulas used for valuations and calculations related to, or used in, the Business) (other than computer software with license fees of $10,000 or less per copy), trademarks, logos, service marks, trade names, service names, Internet domain names and applications and registrations therefore owned or licensed by Seller for use in the Business (collectively, “Seller Intellectual Property”), and has identified whether each such item of Intellectual Property is owned (the “Owned Intellectual Property”) or licensed (the “Licensed Intellectual Property”) by Seller. Except as set forth on Schedule 3.10, Seller has: (i) the right to use each item of the Owned Intellectual Property, free and clear of any royalty or other similar payment obligations, claims of infringement or alleged infringement or other Lien of any kind; and (ii) the right to use the Licensed Intellectual Property, which right, to the Knowledge of Seller and Company, is free and clear of material claims of infringement or alleged infringement or other material Lien of any kind, except for costs, charges, fees or other payments required under the terms of the licenses, contracts or agreements governing the Licensed Intellectual Property.

3.11 Leased Real Property.

(a) Owned Real Property. Neither Seller nor Company owns, nor has either of them ever owned, any real property that is, or has been, used by the Business.

(b) Leases. Schedule 3.11(b) sets forth a true and complete list of all Leased Real Property and a summary description of the applicable leases (the “Leases”). The Leases are the only Contracts in respect of real property related to the Business to which Seller or Company is a party for the benefit of the Business. A true and complete copy of each Lease has been delivered to Purchaser. Each Lease grants Seller or Company with the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Encore Trust has, and following the Contribution Company will have, good and valid title to the leasehold estate under each Lease free and clear of any Liens. Company enjoys peaceful and undisturbed possession under each Lease.

(c) Fee and Leasehold Interests, etc. The Leased Real Property constitutes all the interests in real property held or used by the Business.

(d) No Proceedings. To Seller’s or Company’s Knowledge, there are no proceedings in eminent domain or other similar proceedings pending or threatened affecting any portion of the Leased Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to Seller’s or Company’s Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

(e) Current Use. Seller’s and Company’s use and operation of the Leased Real Property in the conduct of the Business is and has been in compliance with the terms of each Lease. No damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, could have or result in a Material Adverse Effect.

3.12 Environmental Matters.

Encore Trust and Company, with respect to the Business, and each of the Business Assets and each property currently and previously owned, leased, operated or used by Encore Trust or by Company in the Business is, and has been at all times, in material compliance with all Environmental Laws. To the Knowledge of Seller and Company with respect to the Business, neither the conduct nor operation of the Business nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which its holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Seller nor Company has received any written notice from any Person that the Business or its operation or the condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by Seller or Company with respect to the Business was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

3.13 Litigation.

Except as listed and briefly described on Schedule 3.13, there is no Litigation pending or, to Seller’s or Company’s Knowledge, threatened against, or adversely affecting the Business or any of the Business Assets, at law or in equity or admiralty, or before or by any Regulatory Authority. Neither Seller nor Company is aware of any unasserted Litigation the assertion of which is probable. Neither Seller nor Company, with respect to the Business, is in Default under any Order affecting the Business or the Business Assets. Neither Seller nor Company is a party to or bound by any Order that affects the Business or the Business Assets.

3.14 Absence of Changes.

Except as set forth on Schedule 3.14, since December 31, 2005 there has not been any transaction or occurrence in which Encore Trust or the Business has:

(a) suffered any Material Adverse Change in the business, operations, condition (financial or otherwise), Liabilities, assets, or earnings of the Business nor, to Seller’s or Company’s knowledge, has there been any event which has had or may reasonably be expected to have a Material Adverse Effect on any of the foregoing;

(b) incurred any Liabilities of any nature other than items incurred in the regular and Ordinary Course of Business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the Ordinary Course of Business consistent with past practice; or

(c) paid, discharged, or satisfied any Lien or Liability other than the payment, discharge, or satisfaction in the Ordinary Course of Business consistent with past practice of Liens or Liabilities of the type reflected or reserved against in the Financial Statements or which were incurred since December 31, 2005 in the Ordinary Course of Business consistent with past practice.

3.15 Insurance.

The Business Assets, the operations of the Business and its employees are insured under various policies of general liability and other forms of insurance, which policies are of the type and in the amounts customary and adequate for the Business. Neither Seller nor Company has been refused any insurance with respect to the Business by any insurance carrier to which it has applied for insurance or with which it has carried insurance at any time since March 31, 2005 or, to Seller’s knowledge, at any time during the past four (4) years prior to that date. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Business or the Business Assets which require or recommend changes in the conduct of the Business, or require any repairs or other work to be done with respect to any of the Business Assets or operations of the Business. All premiums payable under all such policies have been paid and Seller and Company are otherwise in full compliance with the terms and conditions of all such policies.

3.16 Labor Matters.

(a) Neither Seller nor Company, with respect to the Business, is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Business the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or Company, with respect to the Business, to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Seller’s or Company’s Knowledge, threatened, nor is Seller or Company, with respect to the Business, aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Except as set forth in Schedule 3.16(b) , Seller and Company, in the operation of the Business, each has complied with all applicable Laws relating to its employees, and neither Seller nor Company has received any notice that past or present conditions of the Business Assets violate any applicable legal requirements or otherwise can be made the basis of any Litigation, whether related to regulatory compliance, personal injury (including death) or property damage, based on, arising out of, caused by or related to violations of any Law or Order relating to the employment relationship.

3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) contains a true and complete list of all Employee Benefit Plans which are presently in effect or which have previously been in effect, which cover employees of Seller or Company engaged in the Business (“Employees”) and which Seller or Company, with respect to Employees, has any outstanding, present, or future Liability, or under which any Employee has any present or future right to benefits.

(b) Except as set forth on Schedule 3.17(b) , neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee or director of Seller or Company engaged in the Business to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Business, (ii) increase or enhance any benefits payable under any Employee Benefit Plan or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee or director which could become a Liability of the Purchaser.

(c) Seller and Company, with respect to the Business, have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 (“COBRA”). Seller shall be responsible for complying with the requirements of Code Section 4980-B and Part 6 of Title I of ERISA for its employees (including the Hired Employees) and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in Code Section 4980-B) occurs on or prior to the Closing Date. Purchaser shall have no liability under COBRA or under Code Section 4980-B relating to the Employees for events occurring on or prior to the Closing Date.

(d) Seller’s Employee Benefit Plans covering Employees engaged in the Business that are intended to satisfy Code Section 401(a) are in compliance in all material respects with the requirements prescribed by all applicable Laws including ERISA and the Internal Revenue Code. Such plans have received a favorable determination letter from the Internal Revenue Service and Seller is not aware of any circumstances (including any amendment) reasonably likely to result in the revocation of such favorable determination letter.

(e) Neither Seller nor any ERISA Affiliate of Seller, with respect to the Business, has at any time sponsored, contributed to or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)).

(f) Except as described on this Schedule 3.17(f), neither Seller nor any ERISA Affiliate of Seller, with respect to the Business, has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or incurred a “complete or partial withdrawal” (as defined in ERISA Sections 4203 and 4205).

(g) All contributions to, and payments from, Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans or a collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Internal Revenue Code, have been timely made.

3.18 Taxes.

(a) All Tax Returns for Taxes with respect to which the Purchaser could be liable that are required to be filed at or before Closing have been timely filed by Seller and Company on or before Closing, and all such Tax Returns filed are complete and accurate. All Taxes that are due and owing with respect to periods (or portions thereof) ending on or prior to the Closing Date have been paid, whether or not such Taxes are shown on filed Tax Returns. Seller has set aside sufficient funds to pay all Taxes with respect to which the Purchaser could be liable for periods ending on or before the Closing but for which Tax Returns will be filed after the Closing. There are no Liens on any of the Business Assets resulting from any failure (or alleged failure) to pay any Tax.

(b) None of Seller, Company or any other Person on their behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Seller or Company and used in the Business, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Regulatory Authority has proposed any such adjustment, or has any application pending with any Regulatory Authority requesting permission for any changes in accounting methods that relate to Seller or Company with respect to the Business, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Seller or Company related to the Business, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(c) Neither Seller, with respect to the Business, nor Company has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(d) Neither Seller, with respect to the Business, nor Company is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which Company or Purchaser will have any obligation to make any payments after the Closing.

(e) Neither Seller, with respect to the Business or any transactions relating to the Business, nor Company is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five (5) years to the date of this Agreement.

(g) There is no taxable income of Seller or Company related to the Business that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Company, for a taxable period beginning on the Closing Date which taxable income was realized prior to the Closing Date.

(h) Schedule 3.18(h) sets forth, with respect to Seller, relating to the Business, and Company (i) any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law, (ii) a tax basis balance sheet reflecting the tax basis of Company’s assets and the Business Assets, (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Company and whether such loss or credit is subject to any limits imposed by Section 382, 269, or any other provision of the Code.

(i) No Litigation is pending, or to Seller’s or Company’s knowledge, threatened, by any state, local, or other jurisdiction alleging that Seller, with respect to the Business, or Company has a duty to file Tax Returns and pay Successor Liability Taxes or is otherwise subject to the Regulatory Authority of any jurisdiction not included in Schedule 3.18(i)with respect to any Taxes covered by Section 3.18, nor has Seller or Company received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, or Company may have a duty to file such Tax Returns and pay such Taxes.

3.19 Compliance with Laws; Permits and Orders.

Seller and Company, with respect to the Business, are not engaging in any activity or omitting to take any action with respect to the Business or the Business Assets that is or creates a material violation of any Law applicable to the Business or to the Business Assets. Neither Company nor Seller related to the Business nor any of the Business Assets is subject to any Order issued by any court or any Regulatory Authority which has had or may result in a Material Adverse Effect on the Company. Except as described on Schedule 3.19, Seller and Company with respect to the Business possess all Permits necessary for the lawful operation of the Business as presently conducted and are in compliance with all such Permits and all applicable Laws and Orders issued by any court or Regulatory Authority where a failure to have such Permits or so to comply would have a Material Adverse Effect on either Company, the Business or the Business Assets. Seller and Company, with respect to the Business, have not at any time since March 31, 2005 and, to Seller’s knowledge, during the last four (4) years prior to that date (i) made any unlawful contribution to any political candidate, or failed to disclose fully any contribution in violation of Law, or (ii) made any payment to any federal, state or local governmental, regulatory or administrative officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or permitted by the Laws of the United States or any jurisdiction thereof.

3.20 Privacy of Customer Information.

Seller is the sole owner of all individually identifiable personal information (“IIPI”) relating to Clients, former Clients and prospective Clients of the Business that will be transferred to Purchaser pursuant to the transactions contemplated in this Agreement and the Transfer Agreements. For purposes of this Section 3.20, “IIPI” shall mean any information relating to an identified or identifiable natural Person. Seller’s collection and use of such IIPI, the transfer of such IIPI to Company pursuant to the Purchase and Contribution Agreement and the transfer of such IIPI to the Purchaser pursuant to this Agreement, and the use of such IIPI by the Purchaser as contemplated by this Agreement complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any Contract or industry standard relating to privacy.

3.21 Unclaimed or Abandoned Property; Escheat.

Seller, with respect to the Business and Company, are in compliance with the Laws of the various states dealing with abandoned or unclaimed property or escheat. Seller or Company have reported and remitted to each state as required by Law all amounts held, due or owing by Seller or Company in the course of the operations of the Business and remaining unclaimed or unpaid for a period of time such that they are presumed abandoned under the Laws of the state of residence of the owner of such amounts as reflected on the Books and Records of the Business (or, if the owner(s) of any such amounts are unknown or the state of residence of the owner(s) of any such amounts cannot be determined from the Books and Records of the Business, then under the Laws of the state in which Seller or Company, as applicable, is incorporated). No amounts which are, or would be, or would become, unclaimed property or presumed abandoned under state Laws dealing with abandoned or unclaimed property have been written off, written or reversed to income, or otherwise removed or excluded from the Balance Sheet Liabilities of the Interim Balance Sheet. All Liabilities of Seller or Company which are owing in connection with the operations of the Business and which have remained payable or distributable for more than one (1) year after they first became payable or distributable, including all such amounts for which a check or other form of payment or credit has been issued but not negotiated or paid, are identified on Schedule 3.21.

3.22 Governmental Approval and Consents.

No consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance of this Agreement and the Transfer Agreements by Seller or Company or the consummation by Seller and Company of the transactions contemplated hereby and thereby, except for such consents, approvals or authorizations as have previously been obtained or will be obtained prior to Closing and such declarations, filings and registrations as have previously been made by Seller or Company, as applicable.

3.23 Third Party Consents.

No consent, approval, notice or authorization of Third Parties is required in connection with execution, delivery and performance of this Agreement and the Transfer Agreements by Seller or Company or the consummation by Seller and Company of the transactions contemplated hereby and thereby, except for such consents, approvals, notices or authorizations as have previously been obtained or will be obtained prior to Closing, by Seller or Company, as applicable.

3.24 Brokers and Finders.

Neither Seller nor Company or any Related Person of Seller or Company has incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Purchase Documents.

3.25 Adherence to Investment Policies and Restrictions.

The Business has operated or managed each Client Account for which it is a service provider in compliance with each Client Account’s respective objectives, policies and restrictions, including any applicable Trust Instruments.

3.26 Change in Business Relationship.

Neither as of January 1, 2005 nor at any time since that date have Seller, Company or the Business had notice, whether on account of the transactions contemplated by this Agreement and the Transfer Agreements, or otherwise (a) that any customer, Client, agent, representative, supplier, vendor or business referral source of the Business intends to discontinue, diminish or change its relationship with the Business, the effect of which is reasonably likely to have a Material Adverse Effect on the Business, or (b) that any Employee of the Business intends to terminate or substantially alter the terms of his or her employment. Since January 1, 2005, there have been no complaints or disputes (in each case set forth in writing) with trust business or fiduciary customers, Clients, suppliers, vendors or other parties that have not been resolved.

3.27 Correctness of Representations.

No representation or warranty of Seller or Company in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete on and as of the Closing Date as though made on that date.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Company as follows:

4.1 Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama as a chartered commercial bank and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

4.2 Authority.

Purchaser has full power and authority to enter into each of the Purchase Documents to which it is a Party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of each of the Purchase Documents to which Purchaser is a Party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. Each of the Purchase Documents to which Purchaser is a Party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles and by equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by Purchaser of any of the Purchase Documents to which Purchaser is a Party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser’s Articles of Incorporation or Bylaws, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Purchaser is a party or by which its assets or properties are bound.

4.3 Litigation.

There is no Litigation pending or, to Purchaser’s knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby.

4.4 Governmental Approval and Consents.

No consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals or authorizations as have previously been obtained and such declarations, filings and registrations as have previously been made by Purchaser.

4.5 Brokers and Finders.

Neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Purchase Documents.

4.6 Financing.

Purchaser has, or shall have, sufficient funds available to make all payments of the Final Purchase Price as specified in Article 2 of this Agreement.

4.7 Correctness of Representations.

No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of material fact or omits or, on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, and certificates shall be true and complete on and as of the Closing Date as though made on that date.

ARTICLE 5 COVENANTS OF SELLER AND COMPANY

Seller and Company covenant and agree with Purchaser as follows:

5.1 Access and Information.

Subject to the confidentiality restrictions set forth in Section 10.1 hereof, from the date hereof to the Closing Date and during normal business hours, Seller and Company shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, books, contracts, commitments, records, vendors, and customers of and Company, insofar as the same relate to the Business and the Business Assets, and shall furnish such persons with all information (including financial and operating data) concerning the Business and the Business Assets as they reasonably may request. Requests for such information shall be coordinated with Seller’s designated representatives, and Seller, Company and Employees of the Business shall use their best efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination.

5.2 Conduct of Business Prior to Closing.

From the date hereof to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, Seller and Company, with respect to the Business, shall:

(a) operate the Business substantially as previously operated and only in the regular and Ordinary Course of Business consistent with past practices;

(b) confer with Purchaser concerning operational matters of a material nature;

(c) maintain the Business Assets in their present order and condition, reasonable wear and use excepted, and deliver or cause the delivery of all of the Business Assets to Purchaser upon Purchaser’s purchase of the Shares on the Closing Date in such condition, and maintain all policies of insurance covering the Business Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

(d) take all steps reasonably necessary to maintain Seller’s rights in and to the Seller Intellectual Property and other intangible assets of Seller related to the Business;

(e) pay all accounts payable arising out of the conduct of the Business in accordance with past practice and collect all Accounts Receivable arising out of the conduct of the Business in accordance with past practice, but not less than in accordance with prudent business practices;

(f) comply with all Laws applicable to the conduct of the Business where the failure to so comply would have a Material Adverse Effect on the Business or the Business Assets;

(g) maintain the Books and Records in the usual, regular, and ordinary manner, on a basis consistent with past practices and prepare and file all Tax Returns and amendments thereto required to be filed by Seller after taking into account any extensions of time granted by any taxing authorities;

(h) use best efforts to preserve the goodwill and patronage of the Clients, Employees and suppliers of the Business and others having a business relationship with Seller with respect to the Business;

(i) satisfy, terminate and discharge all Liens, including title defects, that are not Permitted Encumbrances and deliver evidence reasonably satisfactory to Purchaser and its counsel of such satisfaction, termination and discharge at or prior to Closing;

(j) otherwise report periodically to Purchaser concerning the status of the business, operations and affairs of the Business; and

(k) not, except in the Ordinary Course of Business, terminate, amend or modify in any material respect any Trust Instrument or Contract.

5.3 Contribution to Company.

(a) Prior to the Effective Time, Seller has sold and contributed all of the Business Assets and only those certain Liabilities set forth on Schedule 5.3(a) (the “Assumed Liabilities”) to Company pursuant to the Transfer Agreements, including the contribution of to the Company of the Non-SCI Assets and related Trust Instruments, as contemplated in the Purchase and Contribution Agreement, immediately prior to the Effective Time. The Transfer Agreements shall fully and completely vest in

Company all of Seller’s right, title and interest in and to the Business and the Business Assets (including the Non-SCI Assets), free and clear of all Liens. The Assumed Liabilities are the only Liabilities of the Company and Company shall have no responsibility for any other Liabilities incurred by Seller or Company or the Business related to Seller or Company or which may have attached to any of the Business Assets prior to the Effective Time.

(b) At the Effective Time, Company’s sole assets shall be the Business Assets and Company’s sole Liabilities shall be the Assumed Liabilities.

5.4 Certain Acts Prohibited.

From the date hereof to the Closing Date, Seller shall not, with respect to the Business, without the prior written consent of Purchaser, take any of the actions described in Section 3.14 hereof.

5.5 Other Transactions.

Seller shall deal exclusively and in good faith with Purchaser with regard to the sale of the Business, including the related Business Assets, to Purchaser and will not, and will direct its Related Persons, financial advisors, accountants, agents, and counsel not to (i) solicit submission of any Acquisition Proposals, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any other Person regarding the Business or the Business Assets other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than the Purchaser, or (iii) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, Seller, or its Related Persons, representatives or agents should receive any Acquisition Proposal or any inquiry regarding any such proposal from a Third Party, such persons shall promptly, but no later than two Business Days, inform Purchaser and its counsel in writing of the facts and terms thereof.

5.6 Notification of Changes; Supplemental Disclosure.

(a) Between the date hereof and the Closing Date, Seller shall promptly notify Purchaser in writing of (i) any Material Adverse Effect, (ii) the institution or the threat of institution of Litigation against Seller or Company related to this Agreement, the Purchase Documents, the Business or the Business Assets, (iii) the occurrence or existence of any event or circumstance that might reasonably be expected to result in the institution or assertion of Litigation against Seller or Company relating to this Agreement, the Business or the Business Assets, and (iv) any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be disclosed on a Schedule to this Agreement in order for the representations and warranties as set forth in Section 3.27 to be true as of the date hereof.

(b) If any information provided by Seller or Company to Purchaser pursuant to Section 5.6(a) shall disclose the existence or occurrence of a circumstance or event that is material and adverse when compared to the information disclosed in the Schedules to this Agreement on the date hereof, the Purchaser shall have the right to terminate this Agreement by written notice to that effect (specifying the basis for such termination to Seller) within ten (10) days after its receipt of such supplemental disclosure; and upon such timely termination, the Purchaser shall be released of all of its obligations hereunder, provided however, that such termination shall be deemed ineffective if Seller cures such adverse condition within fifteen (15) days of receipt of termination notice from Purchaser.

5.7 Required Approvals.

Each Party hereto hereby agrees to fully cooperate with each other Party and use its commercially reasonable efforts to promptly prepare and file all necessary filings and other documents and to obtain as promptly as practicable all necessary Consents of all Third Parties and Regulatory Authorities necessary or advisable for it to consummate the transactions contemplated by the Purchase Documents; provided, however, that Purchaser shall not be required to consummate the transactions contemplated by the Purchase Documents if, in the reasonable good faith judgment of Purchaser, any conditions or restrictions imposed by any Third Party or Regulatory Authority in connection with any such Consent materially impair (or could reasonably be expected to materially impair) the ability of Purchaser to consummate the transactions contemplated hereby or thereby or could reasonably be expected to result in a Material Adverse Effect on Company or the Business following the Closing. Each Party shall have the right to review and comment upon in advance, and to the extent practicable each will consult the other Parties on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Purchaser, Seller or Company, as the case may be, that appears in any filing made with, or other written materials submitted to, any Third Party or Regulatory Authority in connection with the transactions contemplated by the Purchase Documents. In exercising the foregoing right, each of Purchaser and Seller shall act reasonably and as promptly as practicable. Purchaser, Seller and Company agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Purchase Documents, including, subject to applicable Laws relating to the exchange of information, promptly furnishing the other with copies of notice or other communications received by Purchaser, Seller or Company, as the case may be, from any Third Party or Regulatory Authority with respect to the transactions contemplated hereby or thereby.

5.8 Consents.

Notwithstanding Section 5.7, Seller shall use its commercially reasonable best efforts to obtain, at their sole cost and expense, prior to the Closing all Consents and estoppels which, in the reasonable judgment of Purchaser, are necessary or appropriate for the transfer or assignment of each of the Business Assets and the Business to Company and the subsequent sale of Shares to the Purchaser and the consummation of the transactions contemplated hereby. All such Consents and estoppels shall be in writing and in form and substance reasonably satisfactory to Purchaser, and executed counterparts thereof will be delivered to Purchaser promptly after receipt thereof but in no event later than the Closing. In any case where a necessary Consent or estoppel has not been obtained at or prior to the Closing, Seller shall assist Purchaser, at Purchaser’s request, after Closing in every reasonable effort to obtain such Consent or estoppel. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Business Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the specific Asset and at Seller’s expense, shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by Law and the specific Business Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement. The obligation of Seller hereunder shall not be in limitation of Purchaser’s right to terminate this Agreement as provided in Section 11.1(b) hereof in accordance with the terms thereof, at or prior to the Closing Date.

5.9 Names.

Seller shall, simultaneously with the Closing, cease to use in any manner whatsoever the trade names used by the Business or included among the Business Assets, except in connection with Tax Returns, filings with other Regulatory Authorities, and similar purposes.

5.10 Tax Matters.

Without the prior written consent of Purchaser, neither Seller nor Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company or the Business, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Business, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of Company or the Business for any period ending on or after the Closing Date or decreasing any Tax attribute of Company or the Business existing on the Closing Date.

5.11 Resignation of Directors and Officers.

On the Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations in a form reasonably acceptable to Purchaser, effective at the Effective Time, of all directors and officers (or equivalent decision-making Persons) of Company and shall take such other action as is necessary to accomplish the foregoing.

ARTICLE 6 MUTUAL COVENANTS

6.1 Further Mutual Covenants.

Purchaser, Seller and Company shall each take all actions contemplated by this Agreement, and, subject to Purchaser’s and Seller’s, as applicable, right to terminate this Agreement pursuant to Article 11 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser, Seller and Company shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Article 3 or Article 4, as applicable, of this Agreement in any material respect inaccurate as of the Closing Date. Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1 Certificate Regarding Representations and Warranties.

All information required to be furnished or delivered by Seller and Company pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder. The accuracy of the representations and warranties made by Seller and Company in Article 3 shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date. There shall not exist inaccuracies in the representations and warranties of Seller or Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Purchaser, Company or the Business; provided that, for purposes of this sentence only, for purposes of determining the accuracy of such representations and warranties, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” and similar qualifications shall be deemed not to include such qualifications; and Purchaser shall have received a certificate as of the Closing Date executed by an authorized officer of Seller and Company to such effect.

7.2 Compliance by Seller and Company.

Each of Seller and Company shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Seller or Company, as applicable, on or prior to the Closing Date and Purchaser shall have received a certificate dated the Closing Date, executed by an authorized officer of Seller and Company, to such effect. Purchaser shall have received from Seller and Company all such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Seller and Company, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

7.3 No Injunction; Etc.

No Litigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of Company or a material portion of the Business or the Business Assets, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

7.4 Consents; Authorizations; Approval of Legal Matters.

Purchaser shall have received a true and correct copy of each Consent and waiver that is (a) required for the assignment of the Contracts to Company (including all documents evidencing Seller’s or Company’s interest in the Leased Real Property, Permits, Seller Intellectual Property, and other agreements and assets) and (b) otherwise required for the execution, delivery, and performance of this Agreement and the Purchase Documents by Seller and Company. All Permits or Orders of any Regulatory Authority obtained by Seller pertaining to Company and Business shall have been assigned or transferred and reissued to Purchaser to the extent permitted by Law or their terms, and Purchaser shall be satisfied with the conditions, and restrictions of and obligations under each such Permit or Order.

7.5 Consummation of Transfer Agreements.

Seller shall have completed and closed the transactions contemplated in the Transfer Agreements and Seller and Company shall have each satisfied the applicable requirements of the Purchase and Contribution Agreement, which shall be certified to Purchaser by an authorized officer of Seller and Company, and Purchaser shall be satisfied that all Business Assets and only the Assumed Liabilities have been contributed to Company. The assets of Company immediately prior to the consummation of the transactions contemplated in the Transfer Agreements shall consist of $1,000,000 in cash, and Company shall have no Liabilities immediately prior to the consummation of the transactions contemplated in the Transfer Agreements.

7.6 Instruments of Transfer.

Seller and Company shall have delivered to Purchaser such bills of sale, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Purchaser all in form and substance reasonably satisfactory to counsel to Purchaser to vest in Purchaser all of the Shares and all of Seller’s rights, title, and interest, including good, marketable, insurable and valid title, in and to all of the Business Assets, in each case, free and clear of all Liens and good, insurable and valid leasehold interests in and to all of the Business Assets leased by Seller or Company as lessee, and all of Seller’s and Company’s rights under all Contracts validly assigned by Seller to Company and by Company to Purchaser pursuant to the transactions contemplated in this Agreement and the Transfer Agreements.

7.7 Certified Resolutions.

(a) Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors of Seller, approving and authorizing the Purchase Documents to which Seller is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

(b) Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Company containing a true and correct copy of the resolutions duly adopted by the board of directors of Company, approving and authorizing each of the Purchase Documents to which Company is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Company shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

7.8 Basic Corporate Documents.

(a) Seller shall have delivered to Purchaser on the Closing Date copies of certificates from the Secretaries of State in each jurisdiction listed on Schedule 3.1(a), indicating that, as of a date within fifteen (15) days prior to the Closing Date, Seller, with respect to the Business, was in good standing and had paid all income, franchise, sales, use and payroll taxes required to have been paid as of such date.

(b) Company shall have delivered to Purchaser on the Closing Date copies of certificates from the Secretaries of State in each jurisdiction listed on Schedule 3.1(b), indicating that, as of a date within fifteen (15) days prior to the Closing Date, Company was in good standing and had paid all income, franchise, sales, use and payroll taxes required to have been paid as of such date.

7.9 Purchase Documents.

Purchaser shall have received the Purchase Documents to which Seller or Company is a party, duly executed and authorized by Seller and/or Company, as applicable.

7.10 No Material Adverse Change.

There shall not have been any Material Adverse Change in Company, the Business Assets or the Business since January 1, 2005, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller and Company to such effect.

7.11 Employment Agreements.

Each Employee listed on Schedule 7.11 hereto shall have entered into his or her respective Employment Agreement as of the date hereof in the respective forms attached as Exhibit C hereto and none of such Employees shall be in material breach thereof.

7.12 Estimated Working Capital.

An authorized officer of Seller and Company shall have delivered to Purchaser the Estimated Working Capital Certificate, in form and substance satisfactory to Purchaser (the “Estimated Working Capital Certificate”).

7.13 Transition Service Agreement.

Seller and Purchaser shall have entered into the Transition Services Agreement in the respective form attached hereto as Exhibit D.

7.14 No Claim Regarding Stock Ownership or Sale Proceeds.

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, Company, or (b) is entitled to any portion of the Purchase Price payable for the Shares.

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller.

8.1 Certificate Regarding Representations and Warranties.

All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date as required hereunder. The accuracy of the representations and warranties made by Purchaser in Article 4 shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date. There shall not exist inaccuracies in the representations and warranties of Purchaser set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Purchaser; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of Purchaser shall be deemed not to include such qualifications; and Seller shall have received a certificate dated as of Closing Date executed by an authorized officer of Purchaser to that effect.

8.2 Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect. Seller shall have received from Purchaser all such certificates or other evidence, including an instrument or instruments of assumption of the Assumed Liabilities, duly executed by Purchaser, dated as of the Closing Date, as Seller or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

8.3 No Injunction; Etc.

No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit Seller or Company, or to obtain substantial damages from Seller or Company, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller or Company, would make it inadvisable to consummate such transactions.

8.4 Purchase Documents.

Seller shall have received the Purchase Documents to which Purchaser is a party, duly authorized and executed by Purchaser.

ARTICLE 9 POST CLOSING MATTERS

9.1 Employment of Employees.

On the Closing Date, Purchaser will offer employment to each of the salaried Employees of the Business listed on Schedule 9.1 (“Hired Employees”) at substantially equivalent rates of pay and working conditions as offered by Seller immediately prior to the date of this Agreement. Seller shall be responsible for the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the employees of Encore Trust, the Business or Company for all periods ending on or prior to the Effective Time; provided that Purchaser will reimburse Seller for up to $500,000 of actual severance costs incurred by Seller as a result of Purchaser not hiring certain employees of Encore Trust, the Business or Company following the Effective Time; provided further that (i) Purchaser shall only be obligated to reimburse Seller for severance pay owed by Seller pursuant to employee agreements or benefit plans in existence and effect as of the date of this Agreement, and (ii) Seller shall provide proof satisfactory to Purchaser of its actual payment of such severance to employees of the Business or Company not hired by Purchaser. Seller shall be responsible for the payment of any amounts due to its employees (including the Hired Employees) pursuant to the Employee Benefit Plans of Seller as a result of the employment of its employees prior to the Effective Time, and, in determining bonuses and other similar payments due to Hired Employees for any period ended on or prior to the Effective Time, Seller shall, if payment thereof will occur after the Effective Time, waive any requirement that such employees be employees of Seller on the date such bonuses or other similar payments are paid. Seller shall be responsible for all incurred but unreported or unpaid medical claims occurring prior to the Effective Time and for the cost associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Effective Time. Seller shall be responsible for all Liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993 or any policy, program or plan.

9.2 Non-Solicitation.

Until the expiration of three (3) years after the Effective Time, neither Seller nor its Related Persons shall directly or indirectly solicit, encourage or induce any Hired Employee who is then an employee of Purchaser, or who has terminated such employment without the consent of Purchaser, to terminate his or her relationship with the Purchaser or its Related Persons, or hire any such Hired Employee.

9.3 Delivery of Books and Records.

At Closing, Seller shall deliver to Purchaser all Books and Records of the Business. Purchaser shall direct the possessor of all other records, files and other documents that pertain to Company and the Business but which are not in Seller’s possession to deliver such documents (or copies of such documents) to the Purchaser within thirty (30) days following the Closing Date, unless otherwise directed by the Purchaser.

9.4 Purchaser’s Benefit Plans.

For purposes of Purchaser’s Employee Benefit Plans, each Hired Employee shall receive credit for prior years of service with Seller for purposes of eligibility and vesting under such plans (but shall not receive credit for benefit accrual purposes) and shall be entitled to participate in the Employee Benefit Plans of Purchaser without the application of any applicable waiting periods to the extent required by Law or permitted under the terms of the Purchaser’s Employee Benefit Plans.

9.5 Discharge of Business Obligations.

From and after the Effective Time, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all Excluded Liabilities.

9.6 Payments Received.

Seller and Purchaser each agree that after the Effective Time they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of Indebtedness received by Purchaser on account of Company, the Business and the Business Assets.

9.7 Covenant Not to Compete.

Purchaser and Seller and its Related Persons agree that for a period of five (5) years commencing on the Closing Date, it will not, within the Territory, either directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, limited liability, proprietorship or partnership form or otherwise where such business is engaged in a Competing Business; provided, however, that if Seller or any of its Related Persons acquires by merger, stock purchase, asset purchase or other form of business combination or acquisition a Person that is already engaged in a Competing Business, this Section 9.7 shall not be violated if the aggregate of the annual GAAP revenues from such acquired Competing Business represent 5% or less of the total annual GAAP revenues for such year of the acquired Person, or if Seller or the relevant acquiring Related Person divests such acquired Competing Business within six months of acquiring it. The Parties hereto specifically acknowledge and agree that the foregoing covenant and agreement is made and given by Seller in connection with the sale of the Business and Company and the goodwill associated therewith and in order to protect and preserve to the Purchaser the benefit of its bargain in the purchase of Company and Business and the related goodwill, that the remedy at law for any breach of the foregoing will be inadequate, and that the Purchaser, in addition to any other relief available to it, and notwithstanding any other provision herein, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond in connection with the issuance of such temporary or permanent injunction. In the event that the provisions of this Section 9.7 should ever be deemed to exceed the limitation provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

9.8 Further Assurances.

Seller from time to time after the Closing Date, at Purchaser’s request, will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Shares or the Business Assets, or to better enable Purchaser to pay, perform or satisfy any of the Assumed Liabilities. Each of the Parties hereto will cooperate with the other and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of the Purchase Documents. Each Party shall bear its own costs and expenses in compliance with this Section 9.8.

ARTICLE 10 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

10.1 Confidentiality.

Neither party shall use or disclose any of the terms and conditions of this Agreement or the transactions contemplated hereby, including the Contingent Purchase Price and the Final Purchase Price or the Confidential Information, except as required by law or by their respective Regulatory Authorities, or to their own accountants or counsel (“Representatives”), provided such Representatives are first informed that such Confidential Information is subject to this confidentiality agreement and are instructed to keep such Confidential Information confidential. If disclosure of Confidential Information is required by a Regulatory Authority, then the applicable party shall separately submit such information and mark it as “CONFIDENTIAL” and use all commercially reasonable efforts to avoid public disclosure of such Confidential Information. The parties acknowledge that damages resulting from a breach of this Section 10.1 would be difficult to estimate, and that, in addition to any other remedies, including, without limitation, damages, that may be available at law or in equity, in the case of a breach, the non-breaching party shall be entitled to an injunction or temporary restraining order against such breach. Neither party shall have any obligation to maintain as confidential any Confidential Information (other than the Contingent Purchase Price and the Final Purchase Price), where such information is necessary or appropriate to effect the transactions contemplated by this Agreement. The term “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by either party or such party’s Representatives.

10.2 Public Announcements.

Seller, Purchaser and Company will consult with each other before issuing any press releases or otherwise making any public statements or filings with Regulatory Authorities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with Regulatory Authorities prior to such consultation and shall modify any portion thereof if the other Party reasonably objects thereto, unless the same may be required by applicable Law.

ARTICLE 11 TERMINATION

11.1 Termination.

This Agreement may be terminated:

(a) by the mutual consent of Purchaser and Seller;

(b) by Purchaser if any condition in Article 7 becomes impossible of performance or satisfaction or has not been satisfied in full (in either case, other than as a result of a breach or default by Purchaser in the performance of its obligations hereunder) or waived by Purchaser in writing at or prior to the Closing Date;

(c) by Seller if any condition in Article 8 becomes impossible of performance or satisfaction or has not been satisfied in full (in either case other than as a result of a default by Seller or Company in the performance of its obligations hereunder) or waived by Seller in writing at or prior to the Closing Date; or

(d) by either Party (other than a Party that is in default of its obligations under this Agreement) if the Closing shall not have occurred on or before September 30, 2006.

11.2 Effect of Termination.

As to any damages of either Party arising from the effect of termination or abandonment of this Agreement by the other Party, such Party is entitled to pursue its rights or remedies against the other Party to the extent such rights or remedies may be available at Law or in equity.

ARTICLE 12 INDEMNIFICATION

12.1 Agreement of Seller to Indemnify.

Subject to the terms and conditions of this Article 12, Seller and Parent agree to indemnify, defend, and hold harmless the Purchaser Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, or arising out of:

(a) the breach of any representation or warranty of Seller or Company contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by Seller or Company in connection herewith or therewith;

(b) the breach of any covenant or agreement of Seller or Company contained in or made pursuant to any Purchase Document;

(c) any Excluded Liability or any successor Liability; and

(d) any Liability in connection with or arising out of the operation of the Business or Company by Seller prior to the Closing Date, including, but not limited to, any Seller Benefit Plan, Taxes or Environmental Liabilities.

For purposes of this Section 12.1, (i) to the extent any facts or circumstances can be deemed a breach of a representation or warranty by Seller or Company, or be deemed an Excluded Liability, such facts and circumstances shall be deemed to be an Excluded Liability, and (ii) for purposes of determining the accuracy of any representation or warranty of Seller or Company of those representations or warranties with any qualification or limitation of such representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a “Material Adverse Effect” or words of similar effect, shall be disregarded and deemed not to include such qualifications.

12.2 Agreement of Purchaser to Indemnify.

Subject to the terms and conditions of this Article 12, Purchaser agrees to indemnify, defend, and hold harmless the Seller Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller Indemnitees arising out of:

(a) the breach of any representation or warranty of Purchaser contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by Purchaser in connection herewith or therewith;

(b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to any Purchase Document; and

(c) any Assumed Liability of Company and any Liability arising out of the operation of Company by Purchaser after the Closing Date, except for any Liability against which Purchaser is entitled to indemnification pursuant to Section 12.1.

12.3 Procedures for Indemnification.

(a) An Indemnification Claim shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

(b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 12.4 hereof shall be observed by the Indemnitee and the Indemnitor.

(c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 12.3(d) hereof. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) Business Days from the date (such period is hereinafter referred to as the “Negotiation Period”) the Indemnitee receives such objection. After the Negotiation Period, if the Indemnitor and the Indemnitee still cannot agree on an amount related to the Indemnification Claim, either the Indemnitor and Indemnitee may submit the dispute concerning such Indemnification Claim for resolution as provided in Section 13.1 below; provided, however, nothing herein shall prevent the parties from seeking equitable or injunctive relief in a court of equity with respect to such dispute.

(d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds, if such payment is due from Seller, or by wire transfer of immediately available funds if such payment is due from Purchaser, within ten (10) days of the date such amount is determined.

12.4 Defense of Third Party Claims.

(a) In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(b) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to Liability for any other significant matter. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a Material Adverse Effect on the Indemnitee, including the administration of the Tax Returns of the Indemnitee or a dispute with a significant Client of the Business, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(c) Except where the Indemnitor disputes its liability in a timely manner under this Section 12.4, the Indemnitor shall be conclusively liable for the amount of any Loss resulting from such claim or defense.

(d) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

12.5 Settlement of Third Party Claims.

No settlement of a Third Party Claim involving the asserted Liability of the Indemnitee under this Article 12 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $5,000 or less where the Indemnitee has not responded within twenty (20) Business Days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties. Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such asserted Liability.

12.6 Duration.

The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties contained in any Purchase Document (other than the representations and warranties of Seller set forth in Sections 3.1, Organization and Qualification; 3.2, Authority; 3.4, Ownership of Shares and Business Assets; 3.6, Personal Property (as it relates to good title to the Shares and the owned Business Assets); 3.12, Environmental Matters; 3.17, Employee Benefit Plans; and 3.18, Taxes and any other representations and warranties of Seller in Article 3 as to title to the Shares or the Business Assets) are subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within twelve (12) months after the Closing Date. The indemnification rights of the Purchaser for Losses resulting from a breach of any representation and warranty set forth in Sections 3.1, 3.2, 3.4, 3.9 or 3.18 or in any other representation or warranty of Seller or Company in Article 3 with respect to title to the Shares or to any of the owned Business Assets, or under Sections 12.1(b), (c), or 12.1(d) shall be effective for all purposes hereunder without limitation as to the time within which such notice may be given. The indemnification rights of the Purchaser for Losses resulting from the breach of any representations and warranties of Seller or Company set forth in Sections 3.12 or 3.17 above are subject to the condition that the Indemnitor shall have received written notice within three (3) years of the Loss for which indemnity is sought for the assertion by Third Parties (including Regulatory Authorities) of claims that would give rise to indemnification under Section 12.1(a).

12.7 Limitations.

(a) The Indemnitor shall be obligated to indemnify the Indemnitee only when the aggregate of all Losses suffered or incurred by the Indemnitee as to which a right of indemnification is provided under Section 12.1(a) or 12.2(a) exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Threshold Amount”). After the aggregate of all Losses suffered or incurred by the Indemnitee exceeds the Threshold Amount, the Indemnitor shall be obligated to indemnify the Indemnitee only to the extent the aggregate of all such Losses exceeds the Threshold Amount. In no event shall the aggregate Liability of Seller or Company, or the aggregate Liability of Purchaser, under this Article 12 exceed the Final Purchase Price (the “Maximum Amount”). Notwithstanding the above, neither the Threshold Amount nor the Maximum Amount limitations shall apply to the indemnification rights of the parties hereto for Losses resulting from (i) those Liabilities arising pursuant to breaches of breaches of representations and warranties of Seller or Company in Sections 3.1, 3.2, 3.4, 3.6, 3.9(b), 3.12, 3.17, and 3.18, and any other representations and warranties of Seller or Company in Article 3 as to title of the Shares or the Business Assets, and (ii) those Liabilities described in Sections 12.1(b), 12.1(c), 12.1(d), 12.2(b), and 12.2(c) and the payment of such amounts by the Indemnitor shall not count toward the calculation of the Maximum Amount of the Indemnitor.

(b) The Indemnitor shall not be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought.

12.8 Insurance.

The Liability of the Indemnitor with respect to any Indemnification Claim hereunder shall be reduced by any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based.

ARTICLE 13 GENERAL PROVISIONS

13.1 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any Purchase Document or the performance by the Parties of its or their terms (other than the resolution of a Purchase Price Adjustment, which shall be resolved as provided in Section 1.3) shall be settled by binding arbitration held in Atlanta, Georgia. The Commercial Arbitration Rules of the American Arbitration Association are hereby incorporated by reference; provided, however, that the Parties do not intend any arbitration hereunder to be administered by the American Arbitration Association. The interpretation and enforceability of this Section 13.1 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1-16.

(b) If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators. One arbitrator shall be appointed by a Party to the dispute and one arbitrator shall be appointed by the other Party to the dispute within thirty (30) days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of the two selected arbitrators and shall be experienced in corporate contractual matters relating to transactions of the nature contemplated by this Agreement. If, however, the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to be less than $100,000, then one neutral arbitrator shall be mutually agreed upon by the Parties.

(c) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable. The Federal Rules of Civil Procedure (the “FRCP”) are hereby incorporated by reference for purposes of the discovery process; provided that the FRCP may be waived by the Parties by written agreement, or by any appointed arbitrator. The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and conclusive with respect to all Persons, including Persons who have failed or refused to participate in the arbitration process.

(d) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(e) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

(f) All proceedings under this Section 13.1, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties.

(g) The fact that the dispute resolution procedures specified in this Section 13.1 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement or any Purchase Document and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement or any Purchase Document that may be available to any Party.

(h) All applicable statutes of limitation shall be tolled while the procedures specified in this Section 13.1 are pending. The Parties will take such action, if any, required to effectuate such tolling.

13.2 Fees and Expenses.

(a) Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Seller and Purchaser each shall pay their respective fees, charges and expenses in connection with the transactions contemplated by this Agreement (and Seller shall pay all of Company’s fees, charges and expenses in connection with the transactions contemplated in this Agreement). Notwithstanding anything to the contrary set forth herein,

Seller shall not pay any Excluded Liabilities or any fees or expenses incurred by Seller in connection with the transactions contemplated by this Agreement using the Business Assets or any portion thereof, and if prior to the Effective Time a portion of the Business Assets is used to pay any Excluded Liabilities, or any of such fees and expenses, Seller shall reimburse Purchaser by the amount of Business Assets so used.

(b) Seller shall pay any fees and expenses in connection with the prepayment, release, satisfaction or removal of any Liens affecting the Shares or the Business Assets.

13.3 Notices.

All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

(a) If to Seller:

Encore Trust Company, National Association

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: James S. D’Agostino

Telephone: (714) 787-3103

Facsimile: (714) 267-7770

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: William T. Luedke IV

Telephone: (713) 221-1336

Facsimile: (713) 222-3256

(b) If to Purchaser:

Regions Bank

417 North 20th Street, Suite 1500

Birmingham, AL 35202-0247

Attention: Ken Alderman

Telephone: (205) 326-7825

Facsimile: (205)326-7767

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Randolph A. Moore III

Telephone: (404) 881-7794

Facsimile: (404) 253-8340

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 13.3. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other Party in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

13.4 Assignment

This Agreement shall not be assignable by any of the Parties hereto without the prior written consent of the other Party.

13.5 No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 12 hereof, Purchaser Indemnitees and Seller Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

13.6 Headings and Gender; Construction; Interpretation.

(a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser, Seller or Company, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

13.7 Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.

13.8 Integration of Agreement.

(a) This Agreement, the Schedules, the Exhibits and the other Purchase Documents constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof, including those certain letters between Purchaser and Seller reflecting Purchaser’s indication of interest in purchasing the Business.

(b) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

13.9 Time of Essence.

Time is of the essence in this Agreement.

13.10 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the jurisdiction of the United States District Court of Delaware. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

13.11 Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

(signatures appear on the following page)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

REGIONS BANK

Attest:		By:	/s/ Mark Milton
Title:			Mark Milton, Executive Vice President

SELLER:

ENCORE TRUST COMPANY, NATIONAL ASSOCIATION

Attest:	/s/ Rhonda Carroll	By:	/s/ James S. D’Agostino, Jr.
	Rhonda Carroll,		James S. D’Agostino, Jr.,
	Corporate Secretary		Chairman and Chief Executive Officer

COMPANY:

RF TRUST COMPANY, INC.

Attest:	/s/ Rhonda Carroll	By:	/s/ James S. D’Agostino, Jr.
	Rhonda Carroll,		James S. D’Agostino, Jr.,
	Corporate Secretary		Chairman and Chief Executive Officer

With respect to Article 12 only, Parent has caused this Agreement to be executed under seal on its behalf by its duly authorized officer, as of the day and year first above written.

PARENT:

ENCORE BANCSHARES, INC.

Attest:	/s/ Rhonda Carroll	By:	/s/ James S. D’Agostino, Jr.
	Rhonda Carroll,		James S. D’Agostino, Jr.,
	Corporate Secretary		Chairman and Chief Executive Officer

EXHIBIT A

DEFINITIONS

The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section
2006 Contingent Amount	3
2007 Contingent Amount	3
2008 Contingent Amount	3
Acquisition Documents	5, 6
Agreement	1
Business	1
CERCLA	4
Closing	4
Closing Date	4
Closing Date Clients	3
Closing Date Statement of Accrued Liabilities	2
COBRA	12
Company	1
Contingent Purchase Price	2
Effective Time	4
Employees	12
Encore Trust	1
Final Purchase Price	2
FRCP	32
HSRA	4
IIPI	14
Leased	10
Licensed Intellectual Property	9
Maximum Amount	31
Negotiation Period	29
Notice Period	30
Owned Intellectual Property	9
Purchased Liabilities	18
Purchaser	1
RCRA	4
Seller	1
Seller Intellectual Property	9
Statement of Estimated Working Capital	2
Threshold Amount	31
Transfer Agreements	1

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Accounts Receivable” means all accounts receivable, notes receivable and other monies due for sales and deliveries of goods or performance of services by Encore Trust or Company arising out of the conduct of the Business.

(ii) “Acquisition Proposal” means any proposals or offers from any Person other than Purchaser relating to any acquisition of all or any material part of the Business or the Business Assets.

(iii) “Advisory Agreement” means each Contract relating to the provision of investment management or investment advisory services by the Business to any Person.

(iv) “Balance Sheet Liabilities” means, with respect to the Business, the amount of (i) trade accounts payable of Seller (excluding those accounts that have been paid by Seller pursuant to issued checks that remain outstanding) that (A) were incurred in the Ordinary Course of Business consistent with past practices, and (B) are related directly to the Business or the Business Assets, but only to the extent such trade accounts payable are reflected on the Closing Balance Sheet, and (ii) all current Liabilities of Seller other than the Excluded Liabilities, but only to the extent such Liabilities are reflected on the Closing Balance Sheet, in each case determined in accordance with GAAP. Balance Sheet Liabilities shall not include any Excluded Liabilities. Notwithstanding the foregoing, and solely for purposes of Section 1.3 hereof, all references in the definition of Balance Sheet Liabilities to amounts reflected on the Closing Balance Sheet shall be deemed to mean and refer to amounts reflected on the unaudited balance sheet of the Business as of the end of the month preceding the date on which such estimate is furnished.

(v) “Books and Records” means all existing data, Databases, books, records (except those records in Seller’s corporate offices or at off-site storage facilities which are duplicates of the Books and Records of the Business), correspondence, business plans and projections, records of sales, Client and vendor lists and information, prospect lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Hired Employees in the possession of Seller or Company, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Seller; all reported medical claims made for each Hired Employee; and all manuals and printed instructions of Seller.

(vi) “Business Assets” means all of the assets, properties and rights of Seller primarily utilized in the Business, directly or indirectly, of every type and description, real, personal, or mixed, tangible and intangible (including goodwill), wherever located and whether or not reflected on the Books and Records of Seller, including, but not limited to, the Trust Instruments related to the Common Trust Funds listed in Schedule 3.9, the Equipment and Personal Property primarily used in the Business listed in Schedule 3.6(a), the Contracts listed in Schedule 3.8(a), the Business’ Intellectual Property and the Lease Agreements of the Business listed in Schedule 3.11(a) .

(vii) “Business Day” means any day on which national banks are open for business in the city of Atlanta, Georgia.

(viii) “Cash Equivalents” means (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (b) commercial paper with a maturity of less than one hundred-eighty (180) days or less issued by a corporation organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-2 by Standard and Poor’s Corporation or at least P-2 by Moody’s Investors Service, Inc., (c) time deposits with, and certificates of deposits and banker’s acceptances issued by, any bank having capital surplus and undivided profits of not less than $100,000,000 and maturing not more than one hundred-eighty (180) days from the date of creation thereof, (d) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (a) and are with a bank described in clause (c), and (e) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Standard and Poor’s Corporation or Moody’s Investors Service, Inc.

(ix) “Client” means any Person, including any funeral or pre-need business, who has entered into a Contract with Encore Trust or the Business or a predecessor pursuant to which Encore Trust or the Business serves as trustee, fiduciary or investment advisor or manager of assets of such Person or such Person’s customers.

(x) “Client Account” means each account of a Client with respect to which Encore Trust, Company or the Business provides services as trustee, fiduciary or investment manager or adviser.

(xi) “Closing Balance Sheet” means the balance sheet that reflects only the Book Value of the Business Assets, Working Capital and the Balance Sheet Liabilities, as of the Effective Time.

(xii) “Competing Business” means any investment advisory or management, estate, settlement, wealth, transfer, banking, trust, fiduciary or other financial service or product that is substantially similar to or competitive with the Business.

(xiii) “Confidential Information” means, in addition to information covered by any definition of “trade secrets” or any equivalent term under state, local or federal law, any and all information regarding the Business or Company, its activities, its business or its Clients that is not generally known to persons not employed by the Business or Company and that is not generally disclosed by the Business or Company to persons not employed by the Business or Company, but that does not rise to the level of a trade secret. “Confidential Information” shall include, but is not limited to, sales and marketing techniques and plans, Client and customer lists and data, distribution techniques, purchase and supply information, prices paid by customers, customer billing information, financial plans and data concerning the Business or Company, and management planning information. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Business or Company or information obtained from a source other than the Business or Company that was not bound by a duty of confidentiality to the Business or Company with respect to such information.

(xiv) “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

(xv) “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, License, obligation, mortgage, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which Seller or Company is a Party or that is binding on Seller or Company with respect to the Business or to which any of the Business Assets are subject, or pursuant to which Seller or Company with respect to the Business has the right to receive income or any of the Business Assets on and after the Closing Date.

(xvi) “Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used in the Business.

(xvii) “Default” means (A) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

(xviii) “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (A) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (B) written or oral, (C) funded or unfunded, (D) actual or contingent or (E) arrived at through collective bargaining or otherwise.

(xix) “Environmental Law” means any and all statutes, codes, laws (including common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph“), (J) any amendments to the Laws listed in parts (A)-(I) of this subparagraph, (K) any Laws or Orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (L) any other Law or Order in effect relating to environmental protection.

(xx) “Equipment” means all machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of Third Parties with respect thereto, used by Seller or Company in the conduct of the Business.

(xxi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxii) “ERISA Affiliate” means any entity which together with another entity would be treated as a single employer under Internal Revenue Code Section 414.

(xxiii) “Excluded Liabilities” means any and all Liabilities of Seller, Company or the Business, other than the Assumed Liabilities, as defined in the Purchase and Contribution Agreement, which Liabilities Seller retains and will not transfer to Company pursuant to the Transfer Agreements and as to which Seller will retain and remain fully responsible following consummation of the transactions contemplated in this Agreement, and including, without limitation, the employment contract of G. Kyle Guinn and any other obligations of Seller or Company to G. Kyle Guinn.

(xxiv) “Final Purchase Price” means the aggregate consideration to be paid to Seller for the sale of the Shares to Purchaser and the covenant not to compete set forth in Section 9.7 hereof.

(xxv) “Financial Statements” means the unaudited balance sheets and related statements of income and cash flows of Encore Trust as at December 31, 2005, and December 31, 2004 and for the fiscal years then ended, and the unaudited balance sheets and related statements of income and cash flows prepared by Seller as at and for the period ended December 31, 2005.

(xxvi) “GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with Seller’s historical practices and methods, provided that standards of materiality applicable to the Business shall be employed without regard to standards of materiality used by Seller in prior periods, and provided further, that Seller’s historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.

(xxvii) “Hazardous Materials” means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

(xxviii) “Hired Employees” means the Employees listed on Schedule 9.1 and who accept Purchaser’s offer of employment.

(xxix) “Improvements” means all buildings, structures, fixtures and other improvements included in the Leased Real Property.

(xxx) “Indebtedness” means, for any Person without double counting, (A) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (B) all indebtedness created or arising under any Lien with respect to property acquired by such Person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (C) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (D) liabilities in respect of unfunded vested benefits under any Employee Benefit Plan and (E) all obligations owed pursuant to any interest rate hedging arrangement.

(xxxi) “Indemnification Claim” means a claim for indemnification under Article 12.

(xxxii) “Indemnitee” means the Party seeking indemnification hereunder.

(xxxiii) “Indemnitor” means the Party against whom indemnification is sought hereunder.

(xxxiv) “Information” means information or documentation owned by Seller or Company, with respect to the Business, which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that “Information” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives, or (B) was lawfully within Purchaser’s possession prior to its being furnished to Purchaser by or on behalf of Seller, provided further that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.

(xxxv) “Intellectual Property” means the tangible and intangible rights or interests and intellectual property rights evidenced by, embodied in, or associated with: (A) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and re-examinations relating thereto; (B) any works of authorship or expression which includes but is not limited to computer software, Databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof; (C) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto; (D) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (E) in each case of the foregoing items (A) through (D), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

(xxxvi) “Interim Balance Sheet” means the unaudited balance sheet of the Business as of March 31, 2006 furnished to Purchaser.

(xxxvii) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(xxxviii) “IRS” means the Internal Revenue Service of the United States of America.

(xxxix) “Knowledge” and the phrases “to the knowledge of Seller,” “to Seller’s knowledge,” “Seller is not aware” or “to the knowledge of Company,” “to Company’s knowledge,” “Company is not aware” and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the knowledge after due inquiry of James S. D’Agostino, Catherine A. West, Lesnor J. Guillory, Stephanie K. Crippen and G. Kyle Guinn and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

(xl) “Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

(xli) “Leased Real Property” means all real property described on Schedule 3.11(b) that is not owned in fee simple by Seller or Company that Seller or Company either occupies or uses or has the right to occupy or use, together with all Improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

(xlii) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

(xliii) “License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

(xliv) “Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Encumbrances.

(xlv) “Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting Company, the Business, the Business Assets, or the transactions contemplated by this Agreement.

(xlvi) “Loss” means any and all direct or indirect Litigation, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), Liabilities, costs, expenses (including (A) interest, penalties and reasonable attorneys’ fees and expenses, (B) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (C) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

(xlvii) “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

(xlviii) “Material Adverse Effect” or “Material Adverse Change” when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, taken as a whole or (B) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party; provided, however, none of the following shall be deemed, in and of itself, to be a Material Adverse Effect with respect to a Party (y) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy, or (z) a change that results directly from action taken by such Party in connection with fulfilling its obligations hereunder.

(xlix) “Non-SCI Assets” means those Assets designated on Schedule C to the Purchase and Contribution Agreement.

(l) “Non-SCI Clients” means those Clients other than Service Corporation International, which are listed on Schedule 1.4 to this Agreement.

(li) “Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(lii) “Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(liii) “Party” means any party hereto and “Parties” means all parties hereto.

(liv) “Permit” means any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(lv) “Permitted Encumbrances” means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (B) such Liens, if any, that, in the aggregate, do not have a Material negative impact on the value or present use of any of the Business Assets, including the Leased Real Property; and (C) other Liens relating to the Business Assets that are not related to borrowed money and that (y) secure the Assumed Liabilities and (z) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement.

(lvi) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(lvii) “Personal Property Taxes” means ad valorem or other taxes imposed upon the Business Assets, other than the Leased Real Property.

(lviii) “Purchase and Contribution Agreement” means the agreement attached hereto as Exhibit B pursuant to which Seller, immediately prior to the Effective Time, has or will contribute all of the Non-SCI Assets and only the Assumed Liabilities to Company.

(lix) “Purchase Documents” means this Agreement, the Agreement and Plan of Merger and Reorganization, the Purchase and Contribution Agreement and the other documents or agreements to be executed in connection herewith or therewith.

(lx) “Purchaser Indemnitees” means Purchaser and its officers, directors, shareholders, employees, agents and other Related Persons.

(lxi) “Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which Seller or Company leases any Leased Real Property, and any and all assignable warranties of Third Parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

(lxii) “Real Property Taxes” means all ad valorem or other taxes imposed upon any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date.

(lxiii) “Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

(lxiv) “Related Person” means with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a

Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (I) ”control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least three percent (3%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least three percent (3%) of the outstanding equity securities or equity interests in a Person.

(lxv) “Rights” means all arrangements, calls, commitments, contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

(lxvi) “Shares” means all of the issued and outstanding shares of the capital stock of Company.

(lxvii) “Securities Act” means the Securities Act of 1933, as amended.

(lxviii) “Seller Indemnitees” means Seller and its officers, directors, shareholders, employees, agents and other Related Persons.

(lxix) “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto.

(lxx) “Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

(lxxi) “Territory” means any state in the United States of America, or anywhere in the world, where a Client is resident or engages in business.

(lxxii) “Third Party” means any Person other than a Party.

(lxxiii) “Third Party Claim” means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

(lxxiv) “Transfer Taxes” means all sales, use, transfer and all other non-income taxes, and any fees incurred in connection with the purchase and sale of the Shares or the related transfer to Purchaser of the Business Assets.

(lxxv) “Trustee Fees” means the fees earned by the Business following the Closing Date, as set forth in the Trust Instruments, for its trustee or fiduciary services.

(lxxvi) “Trust Instruments” means the agreements, instruments or Contracts in connection with the Business under which Seller or a predecessor is named as trustee advisor or fiduciary with respect to one or more Client Accounts.

(lxxvii) “Undisclosed Liabilities” means any Liability of Seller, Company or the Business that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule.

(lxxviii) “Utility Charges” means all water, sewer, electricity, gas and other utility charges, if any, applicable to the Leased Real Property or the operation of the Business.